Exhibit 10.3
EVERGREEN SOLAR, INC.
First Amendment to Amended and Restated
2000 Stock Option and Incentive Plan
     The Evergreen Solar, Inc. Amended and Restated 2000 Stock Option and Incentive Plan (the “Plan”) is hereby amended as follows, effective January 1, 2009, pursuant to a resolution adopted by the Board of Directors at its meeting held December 16, 2008:
1.	The final sentence of Section 7(f) is amended to read as follows:
After the grant of a Performance Unit or Performance Share, the Board, in its sole discretion, may reduce or waive any performance objective or other vesting provisions for such Performance Unit or Performance Share in the event of a Participant’s death or disability, or upon the occurrence of an Acquisition (as defined in Section 9(e)).
2.	The following new section 10(g) is added to the Plan:
(g) SECTION 409A REQUIREMENTS. Notwithstanding anything to the contrary in this Plan or any Award agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan and any Award:
     (i) For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Plan or an Award shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (y) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Participant’s “separation from service” (as defined for purposes of Section 409A of the Code)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.
     (ii) If the Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its affiliates) as of his or her separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or an Award may be made until the earlier of: (x) the first day of the seventh month following the Participant’s separation from service, or (y) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.
     (iii) If this Plan or any Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A of the Code.
3.	The following clause is added to the end of section 9(i): “provided that Board’s ability to accelerate the vesting of Awards under the Plan for any participant is limited to change in control transactions and the death, disability and retirement of such participant.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed on this 16th day of December, 2008.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	Chief Financial Officer

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